EXHIBIT 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of August 19, 2014 (the “Effective Date”), by and between Brent Whittington (“Executive”) and Windstream Holdings, Inc. (the “Company”). The Company and Executive are sometimes collectively referred to herein as the Parties and individually as a Party.

WHEREAS, Executive has agreed to resign from the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.Separation. Executive shall continue to serve as a full-time employee of the Company from the Effective Date through September 1, 2014 (the “Separation Date”) at his base salary level in effect as of the Effective Date, and shall conscientiously and in good faith perform his duties as Chief Operating Officer of the Company. Effective as of the Separation Date, Executive shall resign as an employee and an officer of the Company and its affiliates (including, without limitation, as Chief Operating Officer of the Company) and Executive will cease to be an employee and officer of any and all of the foregoing. In addition, effective as of as the Separation Date, Executive hereby resigns from any and all directorships Executive may hold with the Company’s affiliates. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned on the Separation Date, regardless of when or whether he executes any such documentation. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

2.Accrued Benefits. The Company will pay or provide to Executive the following payments and benefits:

(a)    Salary and Vacation Pay. On September 12, 2014, or such earlier date as required by law, the Company will issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) his accrued but unused vacation pay through the Separation Date.

(b)    Expense Reimbursements. Within 30 calendar days following the Separation Date, the Company will reimburse Executive for any reasonable unreimbursed business expenses actually and properly incurred by Executive in connection with carrying out his duties with the Company through the Separation Date in accordance with applicable Company business expense reimbursement policies, which expenses must be submitted by Executive to the Company with supporting receipts and/or documentation no later than 10 calendar days after the Separation Date.

(c)    Other Benefits. All Company-provided benefits shall cease to accrue on the Separation Date, including but not limited to accrual of vacation, sick, and other benefits.

The Company shall continue to provide the existing level of health insurance benefits to Executive and his eligible dependents through September 30, 2014, after which Executive may be eligible for continuation of those health insurance benefits at Executive’s expense pursuant to COBRA, and will receive information regarding election of benefit continuation separately.

3.Separation Payment Benefits. In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the release attached as Exhibit A to this Agreement (the “Release”) and the effectiveness of such Release as provided in Section 4 of this Agreement, and provided that Executive has fully complied with his obligations set forth in the Release and continues to comply with his obligations pursuant to Sections 1, 5(c) and 6 of this Agreement, the Company will pay or provide to Executive the following payments and benefits, which Executive acknowledges and agrees constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement:

(a)    Separation Payment. The Company shall pay to Executive, in a single lump sum, an amount equal to $1,600,000, payable within 15 business days after the date the Release becomes effective and irrevocable in accordance with its terms.

(b)    Equity Awards. The outstanding and unvested equity awards under the applicable Company equity plans held by Executive as of the Separation Date shall vest as follows: (i) all of Executive’s unvested time-based restricted shares, totaling 160,824 restricted shares, shall immediately vest (in full and without pro-ration) as of the date the Release becomes effective and irrevocable in accordance with its terms; and (ii) a pro-rated portion of Executive’s outstanding and unvested performance-based restricted stock units for the 2014 performance cycle shall vest, along with accrued but unpaid dividend equivalents on such vested units, such that Executive shall vest in 18,757 units (and accrued dividend equivalents on such vested units) from the 2012 grant, 16,989 units (and accrued dividend equivalents on such vested units) from the 2013 grant, and 21,733 units (and accrued dividend equivalents on such vested units) from the 2014 grant. The vested performance-based restricted stock units (and accrued dividend equivalents on such vested units) shall be payable to Executive in 2015 at the same time the applicable awards for the 2014 performance cycle are payable to active employees. Any remaining unvested performance-based restricted stock units (and related dividend equivalents) that do not vest in accordance with Section 3(b)(ii) above shall be forfeited effective as of the Separation Date.

4.Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 3, within 21 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will not be entitled to any payment or benefit under Section 3 of this Agreement.

5.Effect on Other Arrangements.

(a)    In General. Executive acknowledges that the payments and arrangements contained in this Agreement will constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and the cessation thereof.

(b)    Change-in-Control Agreement. Executive agrees that, as of the Effective Date, this Agreement supersedes and replaces the separation payment terms under any plan, program, policy or practice or contract or agreement of the Company and its affiliates and that the Company and its affiliates has no further obligations to Executive under any plan, program, policy or practice or contract or agreement. Without limiting the preceding sentence, and except as otherwise provided in Section 5(c) hereof, Executive specifically agrees and acknowledges that, as of the Effective Date, this Agreement supersedes and replaces the separation payment terms of the Change-in-Control Agreement between the Parties dated as of January 1, 2013 (the “Change-in-Control Agreement”) and that the Company has no further obligations to Executive under the terms of the Change-in-Control Agreement.

(c)    Continuation of Restrictive Covenants. Notwithstanding Section 5(b) hereof, and in consideration of the Company’s promises under Section 3 of this Agreement, Executive acknowledges and agrees that he remains obligated to comply with the provisions of Section 9 (Non-Disclosure; Non-Competition; and Non-Interference) of the Change-in-Control Agreement, which provisions shall continue to apply, in accordance with their terms, on and after the Separation Date, notwithstanding the cessation of Executive’s employment or the termination of the separation payment provisions of the Change-in-Control Agreement.

(d)    Aircraft Time-Sharing Agreements. Executive agrees and acknowledges that each of the Aircraft Time Sharing Agreements between the Parties dated as of June 1, 2012 shall terminate effective immediately upon the Separation Date, without further action by the Parties, and shall be of no further force or effect as of the Separation Date.

6.Additional Covenants and Representations.

(a)    Non-Disparagement. Executive agrees that he will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns. Subject to Executive’s continuing obligations to comply with Section 5(c) of this Agreement, nothing in this Section 6(a) shall preclude Executive from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, Executive promptly informs the Company of any such obligation prior to participating in any such proceedings. The Company likewise agrees that it will not release any information or make any statements, and its officers and directors shall not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of Executive. Nothing herein shall preclude the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform Executive in advance if it has reason to believe such response or testimony will directly relate to Executive, or preclude the Company from complying with applicable disclosure requirements.

(b)    Representations. Executive acknowledges and represents that, as an employee of the Company and its affiliates, he has been obligated to, and has been given the full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Executive acknowledges that a condition to the payment of the benefits under Section 3 of this Agreement is his truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s ethics policies and procedures, and with all laws and standards governing the Company’s businesses. Executive’s truthful and complete representation, based on his thorough search of his knowledge and memory, is as follows: Executive has not been directly or indirectly involved in any such conduct; no one has asked or directed him to participate in any such conduct; and Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.

(c)    Clawback Policy. Executive acknowledges that he shall remain subject to the provisions of the Company’s Policy Regarding Repayment or Forfeiture of Certain Compensation (the “Policy”), as in effect on the Effective Date, which Policy shall continue to apply, in accordance with its terms, on and after the Separation Date, notwithstanding the cessation of Executive’s employment. The Parties acknowledge that, on and after the Effective Date, the Company may not amend or modify the Policy in a manner that adversely affects Executive, unless the Company determines in good faith that such amendment or modification is required in order to comply with applicable laws or exchange listing requirements.
7.Miscellaneous.
(a)    Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered so as to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company will, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Section 3 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A; and (ii) the payments and benefits under this Agreement are intended to be treated as separate payments for purposes of Section 409A. Notwithstanding any provision of this Agreement to the contrary, if Executive is determined by the Company to be a “specified employee” within the meaning of Section 409A, then any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A will be paid no earlier than (1) the date that is six months after the date of Executive’s separation from service, or (2) the date of Executive’s death. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)    Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, Executive will be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A of the Code), and neither the Company nor its affiliates will have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c)    Severability. In construing this Agreement, if any portion of this Agreement will be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement will be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d)    Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(e)    Final and Entire Agreement; Amendment. This Agreement, together with the Release, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f)    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without reference to conflict of laws principles. Each Party (i) agrees that any action arising out of or relating to this Agreement or Executive’s employment by the Company shall be brought exclusively in the federal or state courts whose jurisdiction covers Little Rock, Arkansas, (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions.

(g)    Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas 72212
Attention: General Counsel

To Executive:

XXXXXXXXXX
XXXXXXXXXX

(h)    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

WINDSTREAM HOLDINGS, INC.

By:	/s/ John P. Fletcher
Its:	Executive Vice President and General Counsel

EXECUTIVE

/s/ Brent Whittington
Brent Whittington

WAIVER AND RELEASE AGREEMENT
THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is entered into by and between Brent Whittington (“Executive”) and Windstream Holdings, Inc. (the “Company”) (collectively, the “Parties”).
WHEREAS, the Parties entered into a Separation Agreement dated August 19, 2014 (the “Separation Agreement”);
WHEREAS, Executive is required to sign this Waiver and Release in order to receive the payment of the separation payment benefits under Section 3 of the Separation Agreement following his resignation; and
WHEREAS, the Company has agreed to sign this Waiver and Release.
NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.
In consideration of the payments to be made and the benefits to be received by Executive pursuant to Section 3 of the Separation Agreement (the “Separation Payment Benefits”) which Executive acknowledges are in addition to payments and benefits to which Executive would be entitled but for the Separation Agreement (except as otherwise provided in the Separation Agreement), Executive, on behalf of himself, his heirs, representatives, agents and assigns by dower or otherwise hereby COVENANTS NOT TO SUE OR OTHERWISE VOLUNTARILY PARTICIPATE IN ANY LAWSUIT AGAINST, FULLY RELEASES, INDEMNIFIES, HOLDS HARMLESS and OTHERWISE FOREVER DISCHARGES (i) the Company, (ii) any companies controlled by, controlling or under common control with the Company, and any predecessors, successors or assigns to the foregoing (together with the Company, the (“Windstream Group”) (iii) the Windstream Group’s compensation, benefit, incentive (including, but not limited to, individual incentive, project incentive, annual incentive, long-term incentive and annual bonus), pension, welfare and other plans and arrangements, and any predecessor or successor to any such plans and arrangements (including the sponsors, administrators and fiduciaries of any such plan and/or arrangements), and (iv) any of the Windstream Group’s current or former officers, directors, agents, executives, employees, attorneys, insurers, shareholders, predecessors, successors or assigns (collectively (i) - (iv) the “Released Parties”) from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Executive now has or may have had whether or not based on or arising out of Executive’s employment relationship with the Windstream Group or the cessation of that employment relationship through the date of execution of this Waiver and Release, other than workers’ compensation claims filed prior to the date of execution of this Waiver and Release. Executive acknowledges and understands that in the event Executive files a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), or a similar state, local or federal agency, the Occupational Safety and Health Administration (“OSHA”), or the Secretary of Labor,

Executive shall be entitled to no relief, reinstatement, remuneration, damages, back pay, front pay, or compensation whatsoever from the Released Parties as a result of such charge or complaint. Executive understands and agrees that he is waiving and releasing any and all actions and causes of action, suits, debts, claims, complaints and demands of any kind whatsoever, in law or in equity, including, but not limited to, the following:

a.
Those arising under any federal, state or local statute, ordinance or common law governing or relating to the Parties’ employment relationship including, but not limited to, (i) any claims on account of, arising out of or in any way connected with Executive’s hiring by the Windstream Group, employment with the Windstream Group or the cessation of that employment; (ii) any claims alleged or which could have been alleged in any charge or complaint against the Released Parties, including, but not limited to, those with the EEOC, or any analogous state agency, OSHA and the Secretary of Labor; (iii) any claims relating to the conduct, including action or inaction, of any executive, employee, officer, director, agent or other representative of the Release Parties; (iv) any claims of discrimination, harassment or retaliation on any basis; (v) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vi) any claims for personal injury, compensatory or punitive damages, front pay, back pay, liquidated damages, treble damages, legal and/or attorneys’ fees, expenses and litigation costs or other forms of relief; (vii) any claims for compensation and benefits; (viii) any cause of action or claim that could have been asserted in any litigation or other dispute resolution process, regardless of forum (judicial, arbitral or other), against any employee, officer, director, agent or other representative of the Released Parties; (ix) any claim for, or right to, arbitration, and any claim alleged or which could have been alleged in any charge, complaint or request for arbitration against the Released Parties; (x) any claim on account of, arising out of or in any way connected with any employment or change-in-control agreement between Executive and the Released Parties, including but not limited to stock options, restricted shares, performance-based restricted stock units, bonuses, incentive payments, commissions, and/or continued salary payments; (xi) any claim on account of, arising out of or in any way connected with the alleged termination of Executive’s employment without “cause” or for “good reason”; (xii) any claim on account of, arising out of or in any way connected with medical, dental, life insurance or other welfare benefit plan coverage; and (xiii) all other causes of action sounding in contract, tort or other common law basis, including, but not limited to: (a) the breach of any alleged oral or written contract; (b) negligent or intentional misrepresentations; (c) wrongful discharge; (d) just cause dismissal; (e) defamation; (f) interference with contract or business relationship; (g) negligent or intentional infliction of emotional distress; (h) promissory estoppel; (i) claims in equity or public policy; (j) assault; (k) battery; (l) breach of employee handbooks, manuals or other policies; (m) breach of fiduciary duty; (n) false imprisonment; (o) fraud; (p) invasion of privacy; (q) whistleblower claims; (r) negligence, negligent hiring, retention or supervision; and (s) constructive discharge; and

b.
Those arising under any law relating to sex, age, race, color, religion, handicap or disability, harassment, veteran status, sexual orientation, retaliation, or national origin discrimination including, without limitation, any rights or claims arising under Title VII of the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e), et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621, et seq., as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101, et seq.; Sections 806 and 1107 of the Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201, et seq.; the National Labor Relations Act, 29 U.S.C. §§ 151, et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; and any other state or local law; and

c.	Those arising out of the Employee Retirement Income Security Act of 1974, as amended; and

d.	Those arising out of the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; and

e.	Those arising under the civil rights, labor and employment laws of any state, municipality or local ordinance; and

f.
Any claim for reinstatement, compensatory damages, back pay, front pay, interest, punitive damages, special damages, legal and/or attorneys’ fees, expenses and litigation costs including expert fees; and

g.	Any claims under or arising out any of the Aircraft Time Sharing Agreements between the Parties dated as of June 1, 2012; and

h.	Any other federal, state or local law that affords employees or individuals protection of any kind whatsoever.

3.
The Parties acknowledge that it is their mutual and specific intent that this Waiver and Release fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing the release of claims. Accordingly, Executive hereby acknowledges that:

a.
Executive was advised of his right to consult with an attorney prior to executing this Waiver and Release and acknowledges being given the advice to do so. Executive represents that Executive has read and fully understands all of the provisions of this Waiver and Release. Executive represents that Executive is voluntarily signing this Waiver and Release.

b.	Executive has been offered at least twenty-one (21) days in which to review and consider this Waiver and Release.

c.	Executive waives any right to assert any claim or demand for reemployment with the Released Parties.

4.
Executive has a period of seven (7) calendar days following the execution of this Waiver and Release during which Executive may revoke this Waiver and Release by delivering written notice to the Company at the following address:

Mr. David Works
Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas 72212

Executive understands that if he revokes this Waiver and Release, it will be null and void in its entirety, and Executive shall not be entitled to any Separation Payment Benefits. This Waiver and Release is effective on the 8th day following the end of the revocation period described in this Paragraph 4, provided Executive has signed and not revoked this Waiver and Release (the “Effective Date”).

5.
Notwithstanding anything herein to the contrary, the sole matters to which the Waiver and Release do not apply are: (i) Executive’s rights of indemnification and directors and officers liability insurance coverage, if any, to which he was entitled immediately prior to the Effective Date of this Waiver and Release with regard to his service as an officer or director of any member of the Windstream Group; (ii) Executive’s rights under the Indemnity Agreement with the Company and Windstream Corporation dated as of February 12, 2014; (iii) Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Windstream Group or under the Consolidated Omnibus Budget Reconciliation Act of 1985; and (iv) Executive’s rights under Section 3 of the Separation Agreement which is intended to survive cessation of employment.

6.
In the event that Executive breaches or threatens to breach any provision of this Waiver and Release, he agrees that the Released Parties shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Executive hereby waives any claim that the Released Parties have an adequate remedy at law. In addition, and to the extent not prohibited by law, Executive agrees that the Released Parties shall be entitled to an award of all costs and attorneys’ fees incurred by the Released Parties in any successful effort to enforce the terms of this Waiver and Release. Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Released Parties ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if Executive pursues any claims against the Released Parties subject to the foregoing Waiver and Release, Executive agrees to immediately reimburse the Company for the value of all Separation Payment Benefits received to the fullest extent permitted by law.

7.
The Parties acknowledge that this Waiver and Release is entered into solely for the purpose of ending their employment relationship on an amicable basis and shall not be construed as an admission of liability or wrongdoing by either Party and that both the Windstream Group and Executive have expressly denied any such liability or wrongdoing. Executive agrees that he is not eligible for re-employment by Windstream Group under any circumstances, and in any event Executive agrees he shall not apply for reemployment with the Windstream Group.

8.
Each of the promises and obligations contained in this Waiver and Release shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

9.
The Parties agree that each and every paragraph, sentence, clause, term and provision of this Waiver and Release is severable and that, if any portion of this Waiver and Release should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

10.	This Waiver and Release shall be interpreted, enforced and governed under the laws of the State of Arkansas, without regard to any applicable state’s choice of law provisions.

11.
Executive represents and acknowledges that in signing this Waiver and Release he does not rely, and has not relied, upon any representation or statement made by the Windstream Group or by any of the Released Parties with regard to the subject matter, basis or effect of this Waiver and Release other than those specifically contained herein.

12.
This Waiver and Release represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in the Separation Agreement), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

PLEASE READ CAREFULLY. WITH RESPECT TO EXECUTIVE, THIS WAIVER AND RELEASE INCLUDES A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

(Signatures are on the following page)

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Waiver and Release on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

Brent Whittington	WINDSTREAM HOLDINGS, INC.

Signed:	Signed:
Print Name:	Title:
Date:	Date: